EXHIBIT 10.4

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (the “Agreement”) is made and is effective as of September 15, 2011 (the “Effective Date”), by and between UNIGENE LABORATORIES, INC., a Delaware corporation having a place of business at 110 Little Falls Road, Fairfield, NJ 07004 (hereinafter referred to as “Company”) and KIERAN MURPHY, LLC, having its office at 100 West Road, Suite 300, Towson, MD 21210 (hereinafter referred to as “Murphy”).

RECITALS

WHEREAS, Company and Murphy entered into an Exclusive License Agreement (hereinafter the “Exclusive License Agreement”) and a Consulting Agreement (hereinafter the “Consulting Agreement”) on November 30, 2006; and whereas both the Exclusive License Agreement and the Consulting Agreement have been terminated according to the provisions of those agreements by letters dated September 15, 2011, and thus Company has no responsibility for any patents or patent applications under these agreements;

WHEREAS, Company desires to assign irrevocably the entirety of its ownership interest in the Company Patent Rights (as defined below) and Murphy desires to acquire such ownership interest in the Company Patent Rights.

NOW THEREFORE, the parties hereto agree as follows:

1.           DEFINITIONS

1.1.           “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. Control shall mean the right to control, or actual control of, management of such other entity, whether by ownership of more than fifty percent (50%) of the voting securities, by agreement or otherwise.

1.2.           “Confidential Information” shall mean all proprietary and confidential business or technical information, or data owned by a party and disclosed by that party to the other party pursuant to this Agreement including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, all other tangible and intangible information and know-how relating to the Invention and the material terms of this Agreement, whether in oral, written, graphic or electronic form.

1.3.           “Effective Date” means the date so identified in the first paragraph on the first page of this Agreement.

1.4.           “First Commercial Sale” means the first sale of a Covered Product (as defined herein) to a third party by Murphy or its Affiliate or a licensee or sublicensee.

1.5.           “Covered Product” means any product, service, process, or procedure that is covered by a Valid Claim (as defined herein) in Company Patent Rights or whose discovery, development, registration, manufacture, use, or sale would constitute an infringement of any Valid Claim within Company Patent Rights.

1.6.           “Company Patent Rights” means the patents and patent applications listed on Exhibit A attached hereto including, U.S. Patent Applications currently filed, and U.S. Patents issuing on any of the above mentioned applications, and PCT and foreign patents and patent applications corresponding to all of the foregoing in which Company has an ownership interest, including any reissues, renewals, extensions (including governmental equivalents thereto), substitutions, continuations, and divisions thereof.

1.7.           “Net Sales” means the total of the gross consideration due for Covered Products made, used, leased, transferred, distributed, sold or otherwise disposed of directly by Murphy and its Affiliates, less the sum of the following actual and customary deductions included on the invoice and actually paid: (a) cash, trade, or quantity discounts; (b) amounts repaid or credited to customers on account of rejections or returns; (c) sales or use taxes imposed upon particular sales; (d) import/export duties and other governmental charges; and (e) other transportation charges including insurance charges. In the event Murphy or any of its Affiliates makes a transfer of a Covered Product to a third party for other than monetary consideration or for less than fair market value, such transfer shall be considered a sale hereunder to be calculated at a fair market value for accounting and royalty purposes. A Covered Product shall be deemed made, used, leased, transferred, sold or otherwise disposed of at any time Murphy or any of its Affiliates invoices for such Covered Product.

1.8.           “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.10.           “Territory” means any country where there are Company Patent Rights.

1.11.           “Valid Claim” means a claim of an issued, unexpired Company Patent Right that has not lapsed or become abandoned and that has not been declared or rendered invalid by reissue, disclaimer or an unreversed or unappealable decision or judgment rendered by a court or other governmental agency of competent jurisdiction. Valid Claim shall also mean a claim of an application pending not longer than five (5) years after its earliest filing date.

2.           ASSIGNMENT

2.1.          Assignment. Subject to the limitations set forth in this Agreement, Company irrevocably transfers and assigns to Murphy on the Effective Date all of its right, title and interest in and to the Company Patent Rights that Company has as of the Effective Date.  Murphy shall be solely responsible for all actions and all costs whatsoever, including taxes, attorney's fees and patent office fees in any jurisdiction associated with the perfection of Murphy’s right, title, and interest in and to each patent and patent application included in the Company Patent Rights, provided however, upon Murphy’s written request, Company shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary and at Murphy’s expense, to perfect Murphy’s right, title, and interest in and to the Company Patent Rights.  Company hereby appoints Murphy as its duly authorized agent, representative, and attorney to execute, file, and deliver any such documents and instruments on behalf of Company as may be necessary for the purpose of this giving effect to this agreement and to perfect Murphy’s right, title and interest in and to the Company Patent Rights.  Company represents and warrants that it has not pledged, sub-licensed, assigned or otherwise granted or conveyed any right or interest (“potential encumbrances”) in the Company Patent Rights (except as disclosed in Exhibit B) and shall have obtained the release and discharge of any and all potential encumbrances prior to the Effective Date of this Agreement.  Company shall provide satisfactory evidence of such to Murphy and if applicable shall register any such release or discharge with the USPTO and any other applicable patent office prior to execution of this Agreement. Without limiting the generality of the foregoing, Company shall obtain the release of any and all security interest or conveyance purportedly granted to Victory Park Management, LLC.

3.           PAYMENTS

3.1.          License, Sublicense or Transfer Payment. With respect to all consideration received by Murphy from any licensee or sublicensee with respect of any Covered Product, Murphy shall pay Company during the term of this Agreement a royalty equal to forty percent (40%) of (i) annual net proceeds; and (ii) all earned royalty payments received by Murphy from any licensee or sublicensee based on Net Sales of Covered Product by licensee or sublicensee.  In the event of a sale, transfer, merger, acquisition or similar transaction of Murphy or any of the Company Patent Rights, Murphy shall pay Company forty percent (40%) of all consideration received by Murphy on account of the Company Patent Rights.  Murphy shall be obligated to collect all payment obligations due Company relating to the licenses, sublicenses, or transfers and summarize and deliver all reports due Company relating to the licenses, sublicenses, or transfers.

3.2          Fee Payments. Murphy agrees to pay to Company a non-refundable Closing Fee of five thousand dollars ($5,000) payable to Company on the Effective Date (“Closing Fee”).  Further, Murphy agrees to pay to Company a non-refundable fee of fifteen thousand dollars ($15,000) payable to Company on February 1, 2012 (“February 2012 Fee”). Additionally, Murphy agrees to pay to Company a non-refundable annual fee of five thousand dollars ($5,000) payable to Company on February 1st of each year until regulatory approval or written notice by Murphy to Company that Murphy is abandoning all Company Patent Rights (“Annual Fee”).  The first Annual Fee of five thousand dollars ($5,000) shall be paid by Murphy to Company on February 1, 2013.  For the avoidance of any doubt if the Annual Fee is paid on February 1st in year 5 and regulatory approval is granted on June 1st in year 5, no refund will be due to Murphy. The Closing Fee, February 2012 Fee, and the Annual Fee will not be considered as an advance payment on royalties due hereunder.

3.3.          Milestone Payments. Murphy agrees to pay to Company a non-refundable payment of five hundred thousand dollars ($500,000) payable to Company upon commencement of a Phase 3 clinical trial in respect of any Covered Product.  Murphy further agrees to pay to Company a non-refundable payment of one million dollars ($1,000,000) payable to Company upon first regulatory approval from any regulatory agency worldwide in respect of any Covered Product.

4.           ROYALTIES

4.1.           Royalties. In the event that Murphy elects to directly market and sell the Covered Product without a licensee or sublicensee, then Murphy shall pay to Company during the term of this Agreement a royalty equal to ten percent (10%) of annual Net Sales until a maximum amount of fifteen million dollars ($15,000,000) in royalties have been paid to Company.  After fifteen million dollars ($15,000,000) in royalties have been paid to Company, then Murphy shall pay to Company during the term of this Agreement a royalty equal to seven and one-half percent (7 1/2%) of annual Net Sales.  Sales among Murphy and its Affiliates for ultimate third party use shall be disregarded for purposes of computing royalties; royalties shall be payable only upon sales or transfers between, or uses by, unrelated third parties and shall be based on arms-length consideration.

4.2.            Payments. Royalties and other amounts payable to Company pursuant to Section 4 hereof shall be paid to Company sixty (60) days after the end of each calendar quarter.  Each such payment will be for unpaid royalties and other payments that accrued within or prior to Murphy’s most recently completed calendar quarter.

4.3           Method of Payment. All amounts due Company shall be payable in United States Dollars. When Covered Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Covered Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

4.4.           Taxes. Murphy shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. Murphy shall also be responsible for all bank transfer charges.

5.           DILIGENCE

5.1.           Obligations. Murphy, upon execution of this Agreement, shall use commercially reasonable efforts to develop and license or sublicense the Covered Products.

5.2.           Standards. Murphy shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations in this Article 5.

6.           PROGRESS AND ROYALTY REPORTS

6.1.           Progress Report. Beginning twelve (12) months after the Effective Date, and annually thereafter, Murphy shall submit to Company a progress report covering Murphy’s and its licensee’s or sublicensee’s activities related to the development and testing of all Covered Products and the obtaining of the governmental approvals necessary for marketing.

6.2.           First Commercial Sale. Murphy shall report to Company in its immediately subsequent progress and royalty report the date of First Commercial Sale of each Covered Product in each country.

6.3. Royalty and Other Payments Report. Upon the earlier of (i) the execution of a U.S. or worldwide license or sublicense for a Covered Product, or (ii) the First Commercial Sale of a Covered Product anywhere in the world, Murphy will make quarterly royalty and other payment reports to Company. Each such report will cover Murphy’s most recently completed calendar quarter and will show (a) the units, gross sales and Net Sales of each type of Covered Product sold by Murphy, licensee or sublicensee; (b) the royalties and other amounts, in U.S. dollars, payable hereunder; (c) the method used to calculate the royalty and other amounts; (d) the exchange rates used, if any.

6.4. No Sales. If no sales of Covered Products have been made during any reporting period, and no fees are due, a statement to this effect shall be made by Murphy.

7.           BOOKS AND RECORDS

7.1.           Right to Audit. Murphy shall keep full and accurate books and records in sufficient detail so that all amounts due and payable to Company hereunder can be properly calculated. Such books and records shall be preserved for at least three (3) years from the date of the entry to which they pertain and shall be open to an annual audit by an independent certified public accountant for the term of this Agreement and one (1) year thereafter. Murphy shall keep and maintain books and records of licensing revenues and Net Sales, as applicable. Such records shall be open to inspection at any reasonable time during business hours not more often than once each calendar year within three (3) years after the period to which such records relate by an independent Certified Public Accountant selected by Company, to whom Murphy has no reasonable objection, who shall have the right to examine the books and records kept pursuant to this Agreement and report findings of said examination of records to Company but only insofar as it is necessary to evidence any mistake or impropriety on the part of Murphy. Said public accountant shall treat as confidential and shall not disclose to Company any information other than information to which Company is entitled pursuant to any provision of this Agreement. In the event that such inspection determines that the licensing revenues or Net Sales were understated by more than five percent (5%) by Murphy, such party shall bear the cost of the audit. In all other events, the fees and expenses of such audit shall be borne by Company and if the Net Sales are found to be overstated, Company shall promptly refund the difference to Murphy.

8.           TERM OF THE AGREEMENT

8.1. Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect in each country of the Territory until the expiration of the last-to-expire patent included in the Company Patent Rights in such country.

8.2.           Survival. Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Article 7	Books and Records
Article 11	Disposition of Covered Products and Information on hand upon Termination
Article 12	Use of Names, Trademarks
Article 16	Indemnification and Insurance
Article 21	Governing Law
Article 22	Confidentiality

9.           TERMINATION FOR CAUSE BY EITHER PARTY

9.1.          Material Breach. If one party should breach or fail to perform any material provision of this Agreement, then the other party may give written notice of such default (the “Notice of Default”) to the breaching party. If Notice of Default is given and the breaching party fails to cure such default within sixty (60) days thereof, the non-breaching party shall have the right to terminate this Agreement by a second written notice (the “Notice of Termination”) to the breaching party. If a Notice of Termination is sent to breaching party, this Agreement shall automatically terminate on the effective date of such notice as set forth in Section 16.1 herein.

9.2.          Obligations. Termination shall not relieve the breaching party of its obligation to pay all amounts due to the non-breaching party as of the effective date of termination and shall not impair any accrued rights of the non-breaching party.

9.3.          Termination upon Insolvency. Either party shall have the right to terminate this Agreement forthwith by giving written notice of termination to the other party at any time upon or after the filing by a party of a petition in bankruptcy or insolvency, or upon or after any adjudication that a party is bankrupt or insolvent, or upon or after the filing by a party of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of a party under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of a party, or upon or after the making of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceeding or passage of any resolution for the liquidation or winding up of a party’s business or for termination of its corporate life.

10.           DISPOSITION OF COVERED PRODUCTS AND INFORMATION
ON HAND UPON TERMINATION

10.1. Information on hand upon Termination. Upon termination of this Agreement by either party (i) Murphy or its licensees or sublicensees shall have the right to dispose of all previously made or partially made Covered Products (Murphy may complete partially made Covered Products), but no more, within a period of one hundred and eighty (180) days after the initial Notice of Termination given pursuant to Sections 9.1, hereunder, provided, however, that the disposition of such Covered Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; and (ii) Murphy shall promptly return or destroy, and shall cause its Affiliates and licensee or sublicensees to return or destroy, all property belonging to Company, except that Murphy, licensee and sublicensee may each retain one copy of written material for record purposes only.

11.           USE OF NAMES, TRADEMARKS

11.1.           Use of Names, Trademarks. Nothing contained in this Agreement shall be construed as granting any right to Murphy, its Affiliates, licensees or sublicensees to use in advertising, publicity, or other promotional activities or otherwise any name, trade name, trademark, or other designation of Company.

12.           LIMITED WARRANTY

12.1.           Limited Warranty. This grant of rights and the associated Company Patent Rights are provided on an “AS IS” BASIS, WITHOUT WARRANTIES OR CONDITIONS OF ANY KIND, either express or implied, including, without limitation, any warranties or conditions of TITLE, NON-INFRINGEMENT, MERCHANTABILITY, or FITNESS FOR A PARTICULAR PURPOSE.  Company does not warrant that any invention which may be the subject of a patent application included in the Company Patent Rights is or will be patentable.  Nothing contained in this Agreement shall be construed as a warranty or representation that the use of the Company Patent Rights will be free from infringement of patents or other intellectual property or proprietary rights of third parties.

12.2.           Damage. IN NO EVENT WILL COMPANY OR MURPHY BE LIABLE, ONE TO THE OTHER, FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, RESULTING FROM EXERCISE OF THIS GRANT OR MANUFACTURE, SALE, OR USE OF COVERED PRODUCTS OR COMPANY PATENT RIGHTS GRANTED HEREUNDER.

12.3. Certification and Authorization. Each of Murphy and Company represent and warrant to the other that:

(a)
It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full corporate or other state authorized power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)
It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the Person or Persons executing this Agreement on its behalf has been duly authorized to do so by all requisite action.

(c)
This Agreement to which Murphy and Company are parties has been duly executed and delivered by Murphy and Company and such Agreement to which Murphy and Company are parties constitutes the legal, valid and legally binding obligations of Murphy and Company enforceable against the parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles of general application.

13.           PATENT PROSECUTION AND MAINTENANCE

13.1.          Prosecution. Murphy shall decide in its sole discretion whether it will prosecute and maintain the patents and patent applications included in the Company Patent Rights, listed in Exhibit A hereto.  Murphy may provide Company with copies of all relevant documentation so that Company may be informed and apprised of the continuing prosecution, and Company agrees to keep all such documentation confidential.

13.2.          Extension. Company shall cooperate with Murphy in applying for an extension of the term of any patent included within Company Patent Rights if permitted under the Drug Price Competition and Patent Term Restoration Act of 1984. Murphy shall prepare all such documents, and Company agrees to promptly execute such documents and to promptly take such additional action as Murphy may reasonably request in connection therewith.

13.3.          Costs. All future costs of preparing, filing, prosecuting, defending, and maintaining all United States and P.C.T. international patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Company Patent Rights, shall be borne solely by Murphy.  Murphy understands and acknowledges that Company will not be responsible for any costs related to the Company Patent Rights.  Any costs shall be payable by Murphy within thirty (30) days of the date such costs are invoiced by Company to Murphy.

14.           PATENT INFRINGEMENT

14.1.           Infringement. In the event that either party to this Agreement shall learn of the substantial infringement of any Company Patent Rights under this Agreement, such party shall notify the other party in writing of such infringement and both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

14.2.           Legal Action. Murphy in its sole discretion may elect to take legal action against the infringement of Company Patent Rights. However, in the event Murphy elects to bring suit in accordance with this Section, Company may thereafter join such suit at its own expense.

14.3.           Costs. Such legal action as is decided upon shall be at the expense of the party to bring the action and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by Company and Murphy shall be shared by them in proportion to the sharing of revenue provided in Section 3.1, after paying the reasonable legal expenses of both parties.

14.4.           Cooperation and Control. Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought for out-of-pocket expenses. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice at its own expense.

15.           INDEMNIFICATION AND INSURANCE

15.1.           Indemnification of Company. Murphy shall indemnify, hold harmless and defend Company, its directors, officers, employees, and agents (an “Indemnified Party”) against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) resulting from or arising out of the exercise of the rights granted under this Agreement or any subsequent license or sublicense. This indemnification shall include, but is not limited to, any and all claims alleging products liability. The provisions of this Section shall not apply to the willful misconduct or gross negligence of an Indemnified Party.

15.2.           Indemnification of Murphy. Company shall indemnify, hold harmless and defend Murphy, its directors, officers, employees, and agents (“Indemnified Party”) against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) resulting from or arising out of any breach of any representation, warranty or covenant set forth in this Agreement. The provisions of this Section shall not apply to the willful misconduct or gross negligence of an Indemnified Party.

15.3. Insurance. Throughout the term of this Agreement, and to the extent applicable from and after the date of commencement of clinical trials for a Covered Product, Murphy shall maintain commercially issued policies of insurance which provide coverage and limits as required by statute or as it deems necessary to prudently insure the activities and operations of Murphy.

15.4.           Notice of Indemnification Claim. Company shall promptly notify Murphy in writing of any claim or suit brought against Company in respect of which Company intends to invoke the provisions of Article 15. Murphy shall keep Company informed on a current basis of its defense of any claims pursuant to Article 15.

16.           NOTICES

16.1.           Notices. Any notice or payment required to be given by one party to the other under this Agreement shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, by confirmed fax, or by overnight delivery service, or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of the Unigene:	Unigene Laboratories, Inc. 110 Little Falls Road Fairfield, NJ 07004 Attn: Chief Executive Officer Tel: (973)265-1100 Fax: (973)335-0972

With copy to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: David J. Dykeman Tel: 617-310-6009 Fax: 617-310-0909

In the case of Kieran Murphy, LLC:	Kieran Murphy, LLC 100 West Road, Suite 300 Towson, MD 21204

With copy to:	Andrew Currier Perry & Currier Patent & Trademark Agents 1300 Yonge Street, Suite 500 Toronto, Ontario CANADA M4T 1X3 Tel: 416-315-3092 Fax: 416-920-1350

17.           ASSIGNABILITY

17.1.          Assignability. The rights and obligations in and to this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except in connection with the sale or merger of its entire business. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void and shall automatically terminate all rights of the party attempting to do so under this Agreement.

18.           LATE PAYMENTS

18.1.          Late Payments. In the event any royalty payments due Company hereunder are not received when due, Murphy shall pay to Company interest charges at a rate of ten percent (10%) per annum or the highest rate permitted by law, if less than ten percent (10%). Such interest shall be calculated from the date payment was due until actually received by Company.

19.           WAIVER

19.1.          Waiver. It is agreed that failure to enforce any provisions of this Agreement by a party shall not be deemed a waiver of any breach or default hereunder by the other party. It is further agreed that no express waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

20.           GOVERNING LAW

20.1.           Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application. Each party to this Agreement irrevocably consents to the exclusive jurisdiction of the federal and state courts located in the state of New Jersey for all matters arising directly or indirectly herefrom.

21.           CONFIDENTIALITY

21.1.           Confidentiality. The receiving party shall not transfer any samples or disclose any Confidential Information of the disclosing party to any third party other than in confidence to those of the receiving party’s own employees and attorneys to whom disclosure is necessary, on a “need to know” basis, to carry out the receiving party’s rights and obligations hereunder. The receiving party shall not make any other use (commercial or otherwise) of the Confidential Information except as contemplated under this Agreement without the prior written consent of the disclosing party. At all times the receiving party shall protect the disclosing party’s Confidential Information with at least the same degree of care it uses to protect its own Confidential Information, such care to be of the type and degree of care that would be used by a reasonable and prudent business person. The obligations of confidentiality and restrictions on the use of Confidential Information contained herein shall continue in force for a period of five (5) years following any termination of this Agreement.

21.2.           Exceptions. Confidential Information shall not include any information which the receiving party can prove falls into any of the following categories:

(a)	information that is now known or becomes known to the public through no fault of receiving party;
(b)	information that at the time of disclosure by the disclosing party, was already known to the receiving party;
(c)	information that is or was disclosed to the receiving party, free of any obligation of confidentiality, by a third party who has the right to disclose the same;
(d)	information that is independently developed by receiving party employees without access to the disclosing party’s Confidential Information, as demonstrated by competent proof; or
(e)
as required to be disclosed by judicial authorities, provided that the receiving party promptly informs the disclosing party in writing of such obligation and affords the disclosing party the opportunity to oppose such order.

21.3.           Ownership of Confidential Information. Except as expressly provided herein to the contrary, Confidential Information is, and will remain, the property of the disclosing party, and the receiving party has no claim of ownership to the Confidential Information of the disclosing party. At the written request of the disclosing party, the receiving party agrees to return to the disclosing party any Confidential Information furnished by the disclosing party containing any Confidential Information (regardless of form or author), and all copies thereof, provided, however, that the receiving party may retain a copy of Confidential Information received from the disclosing party solely for legal archival purposes. In the event the receiving party has included Confidential Information of the other party in any of its own internally prepared documents, the receiving party shall not be obligated to deliver those internal documents to the disclosing party, but the receiving party shall collect and segregate all such internal documents from its other files and shall certify in writing to the disclosing party that such internal documents: (a) have been collected and segregated, (b) will not be duplicated, and (c) will be maintained confidential in accordance with this Agreement or have been destroyed.

21.4. Terms of Agreement. The parties agree that this Agreement and the terms hereof shall be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms as are required to be disclosed under structures of confidentiality to bona fide potential investors or lenders, or as otherwise required pursuant to applicable law.

21.5. Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party solely to the extent such disclosure is reasonably necessary in the following instances:

(a)            filing or prosecuting patents relating to the Agreement;
(b)            FDA, SEC and other required governmental or regulatory filings;
(c)            prosecuting or defending litigation;
(d)            complying with applicable court orders or governmental regulations; or
(e)            conducting pre-clinical or clinical trials.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 21.5, it shall give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the SEC or as otherwise required by law.

21.6.            Prior Confidentiality Agreements. Company and Murphy agree that the confidentiality provisions set forth in this Article 21 shall govern all disclosures of Confidential Information after the Effective Date and that any disclosures prior to the Effective Date shall be governed by the Confidentiality Agreement dated May 19, 2004 by and between the parties hereto.

22.           MISCELLANEOUS

22.1.           Headings. The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22.2.           Binding Agreement. This Agreement will not be binding upon the parties until it has been signed below on behalf of each party by a duly authorized representative.

22.3.           Amendment or Modification. No amendment or modification hereof shall be valid or binding upon the parties unless and until made in writing and signed on behalf of each party by a duly authorized representative.

22.4.           Entire Understanding. This Agreement embodies the entire understanding of the parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, with the exception of the Confidentiality Agreement between the parties dated May 19, 2004, which shall remain in full force and effect for disclosures prior to the Effective Date. This Agreement, together with any exhibits, schedules, or appendices hereto identified herein, represents the entire understanding between Company and Murphy with respect to the subject matter of this Agreement and supersedes any and all implied or express understandings, agreements or obligations between the parties with respect thereto, whether written or oral.

22.5.           Severability. In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provision hereof (ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and (iii) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

22.6.           No Publicity. Neither Murphy nor its Affiliates shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, except as required by law, without the prior written approval of Company, which approval shall not be unreasonably withheld. Neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties, without the prior written approval of the other party, except as required by law; provided, however, that Murphy may, on a confidential basis, inform prospective investors of the terms of this Agreement and the performance of the parties hereunder.

22.7.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.8.           Independent Contractor. Nothing herein shall be deemed to constitute one party as the agent or representative of the other party or both parties as joint venturers or partners. Each party as an independent contractor. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their respective successors, legal representatives and permitted assigns any rights or remedies under or by reason of this Agreement other than as expressly provided herein.

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IN WITNESS WHEREOF, both Company and Murphy have executed this Agreement, in duplicate originals, by their duly authorized representatives on the Effective Date

UNIGENE LABORATORIES, INC.			KIERAN MURPHY, LLC

By:	/s/ Gregory Mayes	By:	/s/ Kieran Murphy

Date: September 15, 2011		Date: September 15, 2011

EXHIBIT A

COMPANY PATENT RIGHTS

Matter Number	Matter Name	Patent/Application No.:	P+C Ref
133302-546492/AU	CEMENT II	2007352435	P1695AU02
133302-546493/CA	CEMENT II	2685407	P1695CA02
133302-546494/CN	CEMENT II	2007800527395	P1695CN02
133302-546495/EP	CEMENT II	77763688	P1695EP00
133302-546496/JP	CEMENT II	2010-506155	P1695JP00
133302-546405/US	CEMENT I	11/254,640	P1695US01
133302-546416/US	CEMENT II	11/796,439	P1695US02

EXHIBIT B

POTENTIAL ENCUMBRANCES TO COMPANY PATENT RIGHTS

1.           Patent Security Agreement with Victory Park Management dated September 30, 2008 and Termination and Release of Security Interest dated September 13, 2011, and Patent Security Agreement with Victory Park Management dated August 24, 2009 and Termination and Release of Security Interest dated September 14, 2011.

2.           License Option Agreement with Yale University dated September 1, 2005.